Exhibit 99.1

News Release

Contact:	Wendy Newman
Wendy.Newman@amnhealthcare.com
(858) 720-6202

Sean Ebner Joins AMN Healthcare as President, Locum Tenens

February 27, 2012, San Diego – AMN Healthcare, the nation’s innovator in healthcare workforce solutions, today announced that Sean Ebner is joining the company as President of its Locum Tenens division, effective March 5, 2012. Through their two brands, StaffCare and Linde Healthcare, this division provides physicians and advanced practice professionals, nationally on temporary and temp-to-perm assignments. Mr. Ebner will be replacing Tim Boes, who held this position since October 2008.

“Sean’s proven track record of success in staffing and his extensive sales leadership, operations, business development and management experience makes him ideally suited to lead our locum tenens business,” said Susan Salka, AMN President and CEO. “We’re thrilled to have Sean join our senior management team and look forward to the impact we expect he will make with the team in improving top line growth and profitability.”

Most recently, Mr. Ebner led a very successful division within Technisource, which is part of Randstad, the second largest staffing company in the world. His tenure with Technisource’s various businesses spans more than a decade, leading teams working on an array of staffing and workforce solutions opportunities. His career has focused on innovative enterprise sales and marketing strategy, operational excellence, performance management and strategic planning, along with comprehensive P&L management.

Mr. Ebner earned an MBA and BS in Finance from Arizona State University, achieving numerous academic honors during his college career.

Coupled with bringing in a new leader for the Locum Tenens division, AMN announced that they are also changing the organization reporting relationships to better align their service offerings and to capitalize on the cross-selling opportunities inherent across our divisions. Mr. Ebner will report directly to Ralph Henderson, whose responsibilities will now encompass all of AMN’s temporary staffing businesses. With this broader role, Mr. Henderson’s title will become President, Healthcare Staffing. Mr. Henderson has a proven track record of improving the top line growth and profitability of AMN Healthcare’s Nurse and Allied staffing businesses as well as from his prior executive experience.

In connection with Mr. Ebner’s appointment as President of Locum Tenens, he will receive a grant of 41,176 restricted stock units that vest after three years with an opportunity for accelerated vesting upon achievement of performance targets.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation’s innovator in healthcare workforce solutions, including managed services programs, recruitment process outsourcing solutions, recruitment and placement of healthcare professionals into temporary and permanent positions, and consulting services. Clients include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN achieves unparalleled access to quality healthcare talent through its innovative recruitment strategies and breadth of compelling career-building opportunities offered to healthcare professionals. For more information, visit http://www.amnhealthcare.com